                                                                     Exhibit 2.2


                        AMENDMENT NO. 1 TO SALE AGREEMENT

                  AMENDMENT NO. 1 dated as of October 5, 1998 ("Amendment No. 1") to SALE AGREEMENT dated as of August 7, 1998 (the "Sale Agreement"), by and between Rockwell Collins, Inc., a Delaware corporation ("Seller") and Westinghouse Air Brake Company, a Delaware corporation ("Buyer").

                  WHEREAS, Seller and Buyer have entered into the Sale Agreement which provides for, among other things, the sale by Seller, and the purchase by Buyer, of the TSM Shares and the Assets and the assumption by Buyer of the Assumed Liabilities upon the terms and subject to the conditions set forth therein; and

                  WHEREAS, the parties desire to amend certain provisions of the Sale Agreement;

                  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Seller and Buyer hereby agree as follows:

1.       DEFINITIONS.
         ------------

         Certain capitalized terms used in this Amendment No. 1, but not otherwise defined herein, shall have the meanings ascribed to them in the Sale Agreement or in Schedule A to the Sale Agreement, as the case may be. References to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to the Sale Agreement.

2.       MODIFICATION RESERVE.
         ---------------------

         Seller and Buyer each hereby acknowledge that after review as contemplated by Section 4(b) of the Sale Agreement, no adjustment shall be made to the amount of the Modification Reserve. Accordingly, the amount of the Modification Reserve shall remain at ONE MILLION TWO HUNDRED FOURTEEN THOUSAND DOLLARS ($1,214,000), subject to adjustment only as expressly set forth in the proviso to clause (z) of the sixth sentence of Section 4(b) of the Sale Agreement.


3.       EABS UPGRADE.
         -------------

         Section 10 of the Sale Agreement is hereby amended by adding a new section 10(h) as follows:

                  "(h) EABS Upgrade. Buyer shall undertake an upgrade program (the "Upgrade Program") for a period of up to one year following the Closing Date for (i) the approximately four hundred partially assembled ECP Manifolds and the twelve hundred finished ECP Manifolds in inventory (the "Inventory ECP Manifolds") as of the Closing Date; and
         (ii) the approximately fifteen hundred ECP Manifolds in use or in possession of customers of the Business as of the Closing Date (the "Field ECP Manifolds," and together with the Inventory ECP Manifolds, collectively, the "Closing Date ECP Manifolds"). Buyer shall use its reasonable best efforts to cause each Closing Date ECP Manifold to be repaired rather than replaced. The Upgrade Program shall address the issues identified on Schedule 10(h) in the manner set forth on Schedule 10(h). Subject to Seller's reimbursement obligations expressly set forth herein with respect to the Closing Date ECP Manifolds, Seller shall have no obligation or responsibility with respect to or as a result of the Upgrade Program, including, without limitation, any obligation for any cost incurred by or on behalf of Buyer or any third party, including, without limitation, any customer of the business in connection therewith. Buyer expressly acknowledges and agrees that Seller shall be solely responsible for the payment of
         (i) all invoices relating to the parts and related materials used by or on behalf of Buyer in connection with the Upgrade Program; and (ii) all labor costs incurred by or on behalf of Buyer in connection with the Upgrade Program, including, without limitation, all amounts due and owing to third parties in connection therewith. Buyer shall, at its sole cost and expense, assume all warranty and repair obligations with respect to the Closing Date ECP Manifolds, including, without limitation, all warranty and repair obligations arising out of or relating to any Contract. Seller shall promptly reimburse Buyer for all costs and expenses actually incurred by or on behalf of Buyer in connection with the Upgrade Program in accordance with this Section 10(h) up to an aggregate amount of NINE HUNDRED FORTY TWO THOUSAND DOLLARS ($942,000). Each request for reimbursement hereunder shall not be less than FIFTY THOUSAND DOLLARS ($50,000) and shall be accompanied by reasonably satisfactory documentation supporting such request." This
         Section 10(h) shall not limit or otherwise impair any of Seller's other obligations or representations under this Agreement.

4.       CERTAIN EMPLOYEE MATTERS.
         -------------------------

         (a) Section 11 of the Sale Agreement is hereby amended by adding the following as a Section 11(f) thereof:

         (f) Non-Solicitation or Hiring of Certain Employees.

                   (i) Subject to Section 11(f)(iii), Seller shall not, for a period of two (2) years following the Closing Date (the "Non-Solicitation Period"), hire, or solicit any Employee listed on Schedule 6(l)(i) or induce or attempt to induce any such Employee who becomes a Continued Employee to terminate his or her employment with Buyer or any Affiliate of Buyer by resignation, retirement or otherwise. For the purposes of this
                  Section 11(f), the term "solicit" and "induce" shall not include general advertisement or other employment activities of Seller not directed primarily at a Continued Employee, in the case of this clause (i), or a Seller Employee (as defined in clause (ii) below), in the case of clause (ii) below.

                  (ii) Subject to Section 11(f)(iii) and Section 11(g), Buyer shall not during the Non-Solicitation Period, hire or solicit any employee of Seller as of the Closing Date (a "Seller Employee") or induce or attempt to induce any Seller Employee to terminate his or her employment with Seller or any Affiliate of Seller by resignation, retirement or otherwise.

                  (iii) Anything contained herein to the contrary notwithstanding, either party may hire any person at any time (including, without limitation, during the Non-Solicitation Period) if that person's employment is terminated by the other party (or an Affiliate of such other party) as a result of such person not agreeing to a request to relocate from the greater

                  Cedar Rapids, Iowa area, whether individually or in connection with a proposed relocation all or any portion of the business.

         (b) Section 11 of the Sale Agreement is hereby further amended by adding a new Section 11(g) as follows:

                  "(g) Additional Employees. Anything contained herein to the contrary notwithstanding, Buyer may, for a period of ninety
                  (90) days following the Closing Date, offer employment to the employees of Seller listed on Schedule 11(g) hereto. Any such employee who accepts such an offer of employment by Buyer shall for the purposes of this Sale Agreement be deemed to be a Continued Employee from and after the date such employee becomes an employee of Buyer."

5.       ESCROW AGREEMENT.
         -----------------

         Section 10(g) of the Sale Agreement is hereby deleted.

6.       ENVIRONMENTAL ASSESSMENT.
         -------------------------

         Buyer acknowledges and agrees that as of the Closing Date it has not requested that Seller cure or remediate, or advised Seller of any matter that would require or necessitate any cure or remediation of, TSM's leased and owned real property. Nothing contained in this Section 6 shall have any effect upon Seller's representations and warranties with respect to environmental matters set forth in Section 6(s) of the Sale Agreement.

7.       DISCLOSURE SCHEDULE MODIFICATIONS.
         ----------------------------------

         (a) Material Contracts Consents. The Parties acknowledge and agree that a consent of the Electro-Motive Division of General Motors Corporation with respect to the Maintenance Agreement listed as item 2 on Schedule 12(a)(vi) is not required pursuant to the terms of such agreement.

         (b) Intellectual Property Matters. Schedule 2(b)(xii) attached hereto shall replace in its entirety the Schedule 2(b)(xii) contained in the Disclosure Schedules to the Sale Agreement.

         (c) Required Consents. Buyer hereby waives the condition precedent contained in Section 12(a)(vi) of the Sale Agreement requiring the consent of AMTRACK/National Railroad Passenger Corporation with respect to the Agreement listed as Item 5 on Schedule 12(a)(vi).

8.       PENDING LITIGATION.
         -------------------
           Buyer and Seller hereby agree and acknowledge that the claims made against Seller and TSM set forth in the action captioned Cook v. Technical Services Marketing, et al., Civ S-98-1768, filed in the United States District Court of the Eastern District of California (the "Cook Action"), constitute a breach of Section 6(m) and Section 6(q) of the Sale Agreement pursuant to which indemnification pursuant to Section 14(a)(i) of the Sale Agreement shall apply. Buyer acknowledges and agrees that Seller shall have the right to appoint counsel and to defend itself and TSM in the Cook Action in accordance with the terms of the Sale Agreement. The defense of the Cook Action by Seller shall be governed by Section 14(c) of the Sale Agreement.


9.       REFERENCE TO AND EFFECT ON THE SALE AGREEMENT.
         ----------------------------------------------

         (a) Upon the execution and delivery hereof, each reference in the Sale Agreement to "this Agreement", "hereunder", "hereof", "hereon" or words of similar import shall mean and be a reference to the Sale Agreement as amended hereby.

         (b) Except as expressly amended or supplemented by this Amendment No. 1 the Sale Agreement, the Sale Agreement shall remain in full force and effect and is hereby ratified and confirmed."

10.      GOVERNING LAW.
         --------------

         This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware applicable to agreements made and to be performed wholly within such State (without giving effect to the conflicts of law principles of such State).

11.      COUNTERPARTS.
         -------------

         This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                               ROCKWELL COLLINS, INC.

                                               By:
                                                     ---------------------------
                                               Name:
                                                     ---------------------------
                                               Title:
                                                     ---------------------------

                                               WESTINGHOUSE AIR BRAKE COMPANY

                                               By:
                                                     ---------------------------
                                               Name:
                                                     ---------------------------
                                               Title:
                                                     ---------------------------

                                                                  SCHEDULE 10(h)

                                  EABS UPGRADE

         The Upgrade Program is intended to address the potential failure of the Closing Date ECP Manifolds in executing certain instructions. The Closing Date ECP Manifolds contain a number of electronically activated, pneumatic switches which are piloted to new positions by pressurized air. If the pilot air pressure is not sufficient, the pneumatic switch may fail to change position or may stop in an indeterminate state. Such failures may result in a reduction in braking effort. The Upgrade Program is intended to increase the force acting upon a pneumatic switch by increasing the surface area of the pneumatic switch. Such increase will be achieved by reboring passages that house the shuttle valve contained in each of the Closing Date ECP Manifolds.

         The Upgrade Program will require that two conditions be satisfied. One, it must be conducted in a reasonably clean environment in order to guarantee the quality and reliability of the ECP Manifold being modified. Second, the surfaces that the machine tools reference must match the original dimensions.

         It is recognized that under some circumstances it may be more cost effective to replace the Field ECP Manifolds than it may be to repair them as described above. For example, it is likely that the Field ECP Manifolds have been painted, which raises concerns with respect to the ability to repair such Field ECP Manifolds while attempting to satisfy the above two conditions. Depending upon the cost to remove the paint, it may be more cost effective to replace the Field ECP Manifolds, than it may be to repair them as described above.

         The Inventory ECP Manifolds will be repaired in the manner described above rather than replaced.

                                                                  SCHEDULE 11(g)


Laboratory Technicians:

         G. Hallberg
         D. Walerius
         R. Fedderson
         J. Nuebel
         K. Beyer
         S. Bergmann
         A. Butler

Mechanical Drafting:

         T. Matueka
         J. Kline
         D. Oldakowski

Mechanical Engineer:

         G. Flaten

PC Drafting:

         E. Oberheu

                               SCHEDULE 2(b)(xii)



                                                PATENT DISCLOSURES


Docket Number           Title                                                     Application Numbers        Inventor(s)
-----------------------------------------------------------------------------------------------------------------------------
97CR113                 Method For Determining Rail Car Order In A Train          Application 09/127,408     Halvorson, D. H.
-----------------------------------------------------------------------------------------------------------------------------
97CR132                 Apparatus For Determining Direction Taken
                        Through A Railroad Switch                                 Application 09/094,174     Halvorson, D. H.
-----------------------------------------------------------------------------------------------------------------------------
97CR133                 Apparatus For Detecting Railroad Locomotive Turns         Application 09/094,297     Halvorson, D. H.
-----------------------------------------------------------------------------------------------------------------------------
97CR135                 Apparatus For Detecting Relative Locomotive
                        Position On Parallel Tracks                               Application 09/094,173     Kernwein, J. D.

                             APPLICATIONS [ACTIVE]


Docket Number           Title                                                     Application Number         Inventor(s)
-----------------------------------------------------------------------------------------------------------------------------
93CR046                 Train Proximity Alerting System (TPAS)                    09/056,034                 Hungate, J. B.
-----------------------------------------------------------------------------------------------------------------------------
93CR070                 Method And Apparatus For Determining Relative             09/028,595                 Curtis, D. A.
                        Locomotive Position In A Train
-----------------------------------------------------------------------------------------------------------------------------
94CR027                 Method And Apparatus For Determining The Overall          09/028,013                 Curtis, D.
                        Length Of A Train
-----------------------------------------------------------------------------------------------------------------------------
95CR015                 Automatic Inventory Control System For Trailer Cargo      08/527,998                 Egeberg, G. W.
[ABANDONED 6/14/97]
------------------------------------------------------------------------------------------------------------------------------
95CR089                 Enhanced Distributed Power                                08/911,619                 Montgomery, S. R.
------------------------------------------------------------------------------------------------------------------------------
95CR088                 Diesel Electric Locomotive Having On-Board                08/715,655                 Pierce, R. A.
                        Generation Of Electric Power
------------------------------------------------------------------------------------------------------------------------------
91CR036CC               Communication And Driver Bonus Notification System        08/633,652                 Lammers, D. G.
[ABANDONED 9/5/97]
------------------------------------------------------------------------------------------------------------------------------
97CR044                 Distributed Positive Train Control System                 08/932,188                 Hungate, J. B.
------------------------------------------------------------------------------------------------------------------------------
97CR045                 Method And Apparatus For Detecting Harmonic               09/053,631                 Halvorson, D. H.
                        Rocking In Railcars

                                 PATENTS ISSUED


Docket Number       Title                                                        Patent Number         Inventor(s)
-----------------------------------------------------------------------------------------------------------------------
86CR058             Rail Vehicle Positioning System                              5,129,605             Burns, R.
-----------------------------------------------------------------------------------------------------------------------
88CR087             Draw Bar Force Sensing Locomotive Control System             4,838,173             Schroeder, P.

88CR108             Railroad Missile Garrison System [EXPIRED 4,896,580]
                    [Did Not Pay Maintenance Fee in 1993]                                              Rudnicki, R.
-----------------------------------------------------------------------------------------------------------------------
90CR060             Superheterodyne Tranceiver With Bilateral First              5,423,076             Westergen
                    Mixer And Dual Phase Locked...
-----------------------------------------------------------------------------------------------------------------------

92CR222             Railroad In-Cab Signalling With Automatic Train              5,415,369             Hungate, J. B.
                    Stop Enforcement Utilizing Radio...
-----------------------------------------------------------------------------------------------------------------------
                    Network Acquisition Mechanism For Mobile RF Data             5,548,818             Sawyer, James G.